Exhibit 99

MONMOUTH REAL ESTATE DECLARES COMMON AND PREFERRED DIVIDENDS

HOLMDEL, NJ, July 1, 2021 On July 1, 2021, the Board of Directors of Monmouth Real Estate Investment Corporation (NYSE:MNR) declared its quarterly cash dividend on the Company’s Common Stock of $0.18 per share. The common stock dividend will be payable to shareholders of record at the close of business on August 16, 2021 and will be paid on September 15, 2021, except that if the Company’s pending merger with Equity Commonwealth is completed prior to September 15, 2021, the dividend payment will be accelerated and paid immediately prior to the effective time of the merger.

Also on July 1, 2021, the Board of Directors declared a dividend on the Company’s 6.125% Series C Cumulative Redeemable Preferred Stock. The preferred stock dividend will cover the period from June 1, 2021 to August 31, 2021 unless the pending merger with Equity Commonwealth closes prior to August 31, 2021. If the merger is completed prior to August 31, 2021, then the preferred stock dividend period will end on, but not include, the closing date of the merger and the dividend will be paid immediately prior to the effective time of the merger. If the merger is not completed prior to August 31, 2021, the preferred dividend will be paid on August 31, 2021. The quarterly preferred stock dividend payment of $0.3828125 per share will be prorated if the merger is completed prior to August 31, 2021. Regardless of whether the merger closes prior to August 31, 2021, the preferred stock dividend will be payable to shareholders of record as of the close of business on August 16, 2021.

Monmouth Real Estate Investment Corporation, founded in 1968, is one of the oldest public equity REITs in the world. The Company specializes in single tenant, net-leased industrial properties, subject to long-term leases, primarily to investment grade tenants. Monmouth Real Estate Investment Corporation is a fully integrated and self-managed real estate company, whose property portfolio consists of 120 properties containing a total of approximately 24.5 million rentable square feet, geographically diversified across 31 states. The Company’s occupancy rate as of this date is 99.7%.

Participants in the Solicitation

Monmouth Real Estate Investment Corporation (“Monmouth” or the “Company”) and certain of its directors and executive officers and other employees may be deemed to be participants in the solicitation of proxies from Monmouth’s stockholders in connection with the proposed merger with Equity Commonwealth under the rules of the U.S. Securities and Exchange Commission (“SEC”). Investors may obtain information regarding the names, affiliations and interests of directors and executive officers of Monmouth in Monmouth’s Annual Report on Form 10-K for Monmouth’s fiscal year ended September 30, 2020, which was filed with the SEC on November 23, 2020, as well as in Monmouth’s other filings with the SEC. Other information regarding the participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, will be contained in the proxy statement/prospectus and other relevant proxy materials to be filed with the SEC in respect of the proposed merger when they become available.

No Offer or Solicitation

This communication is not intended to and shall not constitute an offer to buy or sell or the solicitation of an offer to buy or sell any securities, or a solicitation of any proxy, vote or approval, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offering of securities shall be made, except by means of a prospectus meeting the requirements of Section 10 of the U.S. Securities Act of 1933, as amended.

Additional Information and Where to Find It

In connection with the proposed merger, Monmouth and Equity Commonwealth intend to file a proxy statement/prospectus with the SEC, which will be sent to the common stockholders of Monmouth seeking their approval of the Merger and the common stockholders of Equity Commonwealth seeking their approval of the issuance of Equity Commonwealth common stock in connection with the merger. Monmouth and Equity Commonwealth may also file other documents regarding the proposed merger with the SEC. This communication is not intended to be, and is not, a substitute for such filings or for any other document that Monmouth and/or Equity Commonwealth may file with the SEC in connection with the Merger. BEFORE MAKING ANY VOTING OR INVESTMENT DECISION, INVESTORS AND SECURITY HOLDERS ARE URGED TO CAREFULLY READ THE ENTIRE PROXY STATEMENT/PROSPECTUS, WHEN IT BECOMES AVAILABLE, AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC, AS WELL AS ANY AMENDMENTS OR SUPPLEMENTS TO THESE DOCUMENTS, CAREFULLY AND IN THEIR ENTIRETY BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT MONMOUTH, EQUITY COMMONWEALTH, AND THE PROPOSED MERGER. Investors and security holders will be able to obtain free copies of the proxy statement/prospectus and other documents filed with the SEC by Monmouth, when they become available, through the website maintained by the SEC at www.sec.gov. In addition, investors and security holders will be able to obtain free copies of the proxy statement/prospectus and other documents filed with the SEC on Monmouth’s website at www.mreic.reit.

Contact: Becky Coleridge

732-577-9996